Exhibit 10.1
SIGMATRON INTERNATIONAL, INC.
EMPLOYEE AND DIRECTOR BONUS PLAN
1.	PURPOSE. The purpose of this Employee and Director Bonus Plan (the “Plan”) of SigmaTron International, Inc., a Delaware Corporation (the “Company”), is to align stockholder, employee and director objectives, motivate employees and directors to achieve above-average return on investment based on Company and individual performance, and increase stockholder value.

2.	DEFINITIONS. Capitalized terms shall have the meanings ascribed in this Section 2 or as otherwise defined in the Plan:
a.	“Award Year” shall mean the fiscal year to which bonuses relate.

b.	“CEO” shall mean the Chief Executive Officer of the Company.

c.	“Committee” shall mean Compensation Committee of the Company.

d.	“Director” shall mean a member of the Board of Directors of the Company who is not an employee of the Company.

e.	“GAAP” shall mean U.S. Generally Accepted Accounting Principles.

f.	“Net Assets Employed” shall mean the fiscal year monthly average of net inventory plus net accounts receivable plus net fixed assets minus trade payables, calculated on the last day of each month of the trailing 13 months.

g.	“Pre-Tax Income” shall mean income, as determined by GAAP, prior to the payment of any bonus amount paid to employees or directors and payment of income tax.

h.	“RONA” shall mean the percentage derived from Pre-Tax Income divided by Net Assets Employed.

i.	“Target” shall mean the level of RONA at which Participants become eligible for 100% of the bonuses under this Plan set forth in Exhibit I attached hereto, as determined by the Board of Directors, from time to time. Until otherwise modified by the Board of Directors, the initial Target equals 7.0% RONA.

j.	“Participant” shall mean all U.S. payroll non-union employees of the Company and Directors.

k.	“Officer” shall mean any full-time Company employee with a corporate ranking of Vice-President or higher.
3.	ADMINISTRATION. Except as otherwise directed herein, the Committee shall administer and interpret the Plan in accordance with its provisions. The Board of Directors shall have the power to adopt, modify and revoke such rules for the administration, interpretation and application of the Plan as are consistent therewith.

4.	TIMING AND ELIGIBILITY REQUIREMENTS FOR BONUS PAYOUTS.
a.	Bonuses pursuant to this Plan shall be calculated at the end of the Award Year and paid once annually as soon as practicable after the Bonus Pool awards are calculated and approved.

b.	To be eligible for a bonus pursuant to this Plan, each Participant must be a Director or on the Company’s payroll on the last day of the Award Year and the day on which the bonuses are paid, absent special circumstances approved by the Committee.
5.	BONUS POOLS AND CALCULATION OF BONUS AWARD.
a.	The aggregate bonus pool fund from which bonuses shall be awarded under this Plan (“Bonus Pool”) shall be calculated according to the following:
i.	Except as provided in 5.a.ii, if RONA is less than the Target there shall be no Bonus Pool. If RONA is equal to or exceeds the Target, the amount of the Bonus Pool shall equal the Bonus Pool Payout Percentage times Pre-Tax Income. The “Bonus Pool Payout Percentage” shall equal the Target, and shall be adjusted upwards by various percentage levels established by the Board in its sole discretion to the extent RONA exceeds the Target. By way of illustration, the initial Bonus Pool Payout Percentage shall equal 15% when RONA equals 7%, increasing to 20% when RONA equals 21%, and 25% when RONA equals or exceeds 26%. (See Exhibit I.)

ii.	If RONA equals 80% to 89% of the Target, the Bonus Pool shall equal 10% of Pre-Tax Income. If RONA equals 90% to 99% of the Target, the Bonus Pool shall equal 12.5% of Pre-Tax Income.
b.	The Committee, in its sole discretion, may approve adjustments to Pre-Tax Income or the Net Assets Employed for certain non-recurring, non-operating income or expenses or balance sheet items that comprise Net Assets Employed. The Officer Bonus Plan pool of $200,000, if paid, shall be deducted from Pre-Tax Income.

c.	The Bonus Pool shall be divided into two pools: (1) 80% of the Bonus Pool shall be allocated to a fixed bonus pool (“Fixed Bonus Pool”); and (2) 20% of the Bonus Pool shall be allocated to a discretionary pool (“Discretionary Pool”).

d.	Fixed Bonus Pool.
i.	There are three categories of Participants for the Fixed Bonus Pool:
A.	All Participants, except Officers, Directors, and direct labor and certain indirect labor employees located in California, who receive 35% of the Fixed Bonus Pool;

B.	All Officers, who receive 55% of the Fixed Bonus Pool; and

C.	All Directors, who receive 10% of the Fixed Bonus Pool.
The CEO shall determine the makeup of category A Participants.
ii.	Each Director shall be allocated an equal portion of Section 5.d.i.c.

iii.	Each category B Participant’s pro rata bonus award from the Fixed Bonus Pool shall be dependent upon two factors: (A) 80% of the bonus awarded to a category B Participant shall be based on an allocation factor of percentage points based on position and responsibility; and (B) 20% shall be based on achievement of individual objectives.

iv.	For category A, the Bonus Pool shall be allocated among Participants as determined by the CEO. A bonus to any category A Participant may be zero, in the discretion of the CEO. The allocation for category B Participants shall be recommended by the CEO to the Committee, approved by the Committee, and then communicated by the CEO to the category B Participants. A bonus to category B Participants awarded pursuant to Section 5.d.iii.(A) shall be made according to the formula provided herein and is not discretionary. Bonuses to category B Participants pursuant to Section 5.d.iii. (B) may range from 0-100% of the amount, in the discretion of the Committee. Any amounts not awarded to category B Participants hereunder shall be transferred to the Discretionary Pool.

v.	The CEO’s Objectives shall be established by mutual agreement of the Committee and the CEO. The CEO shall establish objectives for category B Participants, subject to the Committee’s approval.

vi.	Objectives shall be established for category B Participants as soon as practicable after adoption of the Plan for the 2011 fiscal year and the first quarter of each subsequent fiscal year which relates to a bonus award and may, but need not, be identical from one Participant to another. Objectives shall be based on one or more of the following factors, plus any other factors the CEO deems relevant to the category A and B Participant’s performance: (a) sales or revenue; (b) measurable achievement in quality, operation and compliance initiatives; (c)

objectively determinable measure of non-financial operating and management performance objectives; (d) economic value-added (as determined by the CEO for category A Participants and the Committee for category B Participants); (e) productivity; (f) expenses; (g) margins; (h) efficiency; and (i) customer satisfaction.
vii.	In the event a category B Participant’s employment with the Company ceases for any reason so that he is not an eligible Participant as provided in Section 4.b, his Fixed Bonus Pool allocation shall be transferred to the Discretionary Pool.
e.	Discretionary Bonus Pool
i.	The purpose of the Discretionary Bonus Pool is to allow the Committee and CEO the flexibility to reward Participants (other than Directors) for extraordinary performance, to manage aggregate compensation inequities should they develop, and to provide a source for awards to direct labor and certain indirect labor employees located in California.

ii.	The CEO shall recommend to the Committee the bonus amounts, if any, awarded to category B Participants from the Discretionary Bonus Pool. The remainder of the Discretionary Bonus Pool, after Committee’s final determination of bonus allocations to category B Participants, shall be awarded to all other Participants, excluding Directors. The CEO, in his sole discretion, shall determine which of these Participants shall receive a bonus from the Discretionary Bonus Pool and in what amounts.
f.	The aggregate amount allocated to the Bonus Pool in an Award Year shall be distributed and paid out in its entirety.
6.	EMPLOYMENT AND PLAN RIGHTS. This Plan shall neither be deemed to give any Participant the right to be employed by the Company, nor impair the Company’s right to discharge any Participant at any time, subject to the terms of an employment agreement between a Participant and the Company, if any.
7.	AMENDMENT, SUSPENSION OR TERMINATION. This Plan may be amended, suspended, or terminated, at any time or from time to time, by the Board of Directors.

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